Exhibit 10.6

Diane Allen

East Kansas Agri-Energy, LLC

Garnett, Kansas 66032

Dear Diane,

It is with pleasure that I present this correspondence to confirm the decision of William Pracht, The East Kansas the Board of Directors President, and myself, the offer of employment as our corporate Administrative, Accounting, and Office Manager. Your employment will commence on May 01, 2005. You will be paid on a salary basis, on our normal payroll intervals, at the annual rate of Forty-seven Thousand Five-hundred Dollars ($47,500.00). During your initial year of employment, you will be eligible for pay increases/increments based on formal individual performance appraisals from William Pracht and myself, one (1) performance every six (6) months of employment. You will also be eligible for payment of an annual bonus based on performance overall financial performance of the corporation based on budgeted guidelines. We look forward to your addition of as a team member of the East Kansas Agri-Energy family. Please let me know if you need any additional information from Bill Pracht or me.

Sincerely,

/s/ Michael D. Goblirsch
Michael D. Goblirsch

General Manager – East Kansas Agri-Energy, LLC

For The President of the Board of Directors – East Kansas Agri – Energy, LLC

/s/ Diane Allen
Diane Allen